Memorandum of Understanding
Between
China Yunnan Radio and TV University
And
CIBT Education Group Inc.

Party A: CIBT Education Group Inc.
Party B: China Yunnan Radio and TV University

To better meet the rising demand for international professionals in Chinese market, CIBT Education Group Inc. (referred to as “Party A”) and China Yunnan Radio and TV University (referred to as “Party B”) held discussion in November 2009 under the principles of mutual benefits and mutual development. Party A and Party B agree to carry out degree, non-degree and certificate training programs and reach the following terms.

1. Cooperation Mission and Objective:

(1)
Mission: Party A and Party B shall expand education scope and raise teaching quality by importing new education concepts and management styles based on existing education programs to train international professionals of high demand. The cooperation programs shall focus on vocational training higher education including Foundation Programs, International Hotel and Tourism Management Programs, Business Administration Programs and English Teacher Training Programs and etc to be adjusted according to the market demand.

(2)	Objective: Party A and Party B shall endeavor to achieve the following goals:

(2.1) Improve the teaching facilities and equipments by importing Party A’s education programs and teaching facilities; establish an International Education Exchange Centre at Party B’s campus and provide the students with first grade international learning environment;

(2.2) Import core professional courses and from famous foreign institutes and largely improve Party B’s teaching quality;
(2.3) Provide the students with interaction with foreign teachers through advanced distance video teaching system to be invested by Party A;
(2.4) Increase the portion of face-to-face foreign teaching and improve teaching quality by importing foreign teachers through Party A;
(2.5) Provide program graduates with related co-op, study abroad and internship opportunities.

2. Cooperation Procedures:

Both parties shall follow the procedures below:

(1)	Sign cooperation agreement;
(2)	Obtain government approval;
(3)	Confirm and carry out cooperation programs;
(4)	Prepare to establish an international education center at Party B’s campus;
(5)	CIBT international education center runs and classes start for students.

3. Restrictions on Cooperation:

(1)	Both Parties shall obey laws and regulations of Canada and China;
(2)	Both Parties shall discuss details of cooperation under the principle of equality;
(3)	Any changes to this MOU shall be done upon both Parties written consent.

There are 4 copies of this MOU which have the same legal power - 2 for each party.

Party A
Representative: Toby Chu

Signature: /s/ Toby Chu

Date: November 3, 2009

Party B
Representative: Bin Xu

Signature: /s/ Bin Xu

Date: November 3, 2009